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                        [Letterhead of Arthur Andersen]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, North West
Washington, DC  20549

February 19, 2001

Dear Sir/Madam,

We have read paragraph (a) of Item 4 included in the Form 8-K dated February 19, 2001, of VillageEDOCS, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
Mr. Mason Conner, Chief Executive Officer, VillageEDOCS, Inc.